EXHIBIT 20.1 - SUMMARY OF EMPLOYEE/DIRECTOR STOCK OPTION COMMITTEE RECOMMENDATIONS REGARDING EMPLOYEE AND DIRECTOR STOCK OPTIONS, AS
APPROVED BY THE COMPANY'S BOARD OF DIRECTORS, FEBRUARY 9, 2001.

EXHIBIT 20.1

February 9, 2001

To:	EST Board of Directors

From:	Employee/Director Stock Option Committee

Subject:	Recommendations

The committee recommends to the Board of Directors that the individual employees and directors with no less than three years continuous tenure named herein be granted stock options, effective February 9, 2001, in the amounts tabulated and subject to the conditions herein delineated and in accordance with the Electronic Systems Technology Stock Option Plan for Directors, Officers, and Employees, as ratified by shareholder vote on June 7, 1996.

	Name                    Status             Option Shares

      Melvin Brown            Director               25,000
      Tom Kirchner            Director               25,000
      John H. Rector          Director               25,000
      John L. Schooley        Director               25,000
      Robert Southworth       Director               25,000
      David B. Strecker       Employee               15,000
      Eric P. Marske          Employee               15,000
      Jon A. Correio          Employee               15,000
      Alan B. Cook            Employee               15,000
      Gary L. Schmitz         Employee                5,000
      George M. Stoltz        Employee                5,000

Recommended Option Conditions:

1. Each option grant will be at an exercise price per share equal to market price at the time of grant. Market price will be the mean of bid and ask prices recorded on the National Daily Quotation Service "pink sheet" for the effective date of the option grant. If no activity is reported for that date the "pink sheet" with closest preceding date with recorded activity will establish market price.

2. Each grant must be exercised by the optionee not later than three years (1095) days from the date of the grant.

3. Options will be exercised in minimum blocks of 5,000 shares at any one time. Options not exercised within the three year
     (1095 day) period from option grant will terminate and not carry over.

4. Rule 144 of the Securities Act of 1933 as amended will apply to all stock acquired by exercise of the option grants. Rule 144 prohibits resale for a period of one year after acquisition and

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     restricts resale quantities for one additional year.  Each optionee shall make an independent inquiry as to all other restrictions.

5. The company shall have the right, but not obligation, to register all or any portion of the optioned shares at any time.
     The intent of registration is to relieve the Rule 144 resale restrictions which may still be in force at the time of registration.

6. In the event of termination of employment or board membership, the optionee shall have a period of ninety days in which to exercise any options which he has been granted, except under the conditions of paragraph 7 and 8, which shall supersede the provisions of this paragraph. Unless otherwise extended by the board, all options terminated at the end of the ninety day period.

7. If recapitalization and/or similar events result in the change of share unit values, the optionee will receive equivalent shares. If the company is not the surviving entity by virtue of merger, acquisition, etc., the optionee will have a window of ten days in which to exercise his option. The last day of the window will be five days prior to the legal conclusion of any such event.

8. In the event of company acquisition, merger, reorganization and other transactions altering the company structure any outstanding options then in force must be immediately exercised.

9. Option grants are not transferable or assignable except to an employee's estate in accordance with the laws of inheritance in the event of optionee's death.

10. All facets of the stock option program shall be appropriately documented in accordance with the advice of the company's legal counsels and shall comply with all relevant legal requirements in the State of Washington and all Securities and Exchange Commission rules, regulations, and disclosure requirements.